EXHIBIT 99.1


  New York Community Bancorp, Inc. Regretfully Announces the Passing of
    Thomas A. Doherty, a Member of the Board of Directors since 2003

    WESTBURY, N.Y.--(BUSINESS WIRE)--April 11, 2007--It is with great sadness that New York Community Bancorp, Inc. (NYSE: NYB) (the
"Company") today announced the death, on April 7, 2007, of Thomas A. Doherty, a member of the Board of Directors of the Company and its subsidiary banks.

    A former chief administrative officer of First Quality Enterprises, Inc. in Great Neck, New York, and a retired chairman, president, and chief executive officer of Fleet Bank, Mr. Doherty joined the Board of Directors of the Company and its thrift subsidiary, New York Community Bank, in connection with the merger of Roslyn Bancorp, Inc. ("Roslyn") with and into the Company on October 31, 2003. Mr. Doherty had served on the boards of directors of Roslyn and its primary subsidiary, The Roslyn Savings Bank, since February 1999.

    Chairman, President, and Chief Executive Officer Joseph R. Ficalora stated, "Tom was a valued and respected member of our Board of Directors, and of the Audit, Nominating, and Corporate Governance Committees on which he also served. While his time with us was much too short, we are very grateful for the contributions he made during his years of service, and for the opportunity to have worked with an individual of such keen intelligence, kindness, and stellar character. He truly will be missed."

    New York Community Bancorp, Inc. is the holding company for New York Community Bank and New York Commercial Bank, and the leading producer of multi-family loans for portfolio in New York City. With 160 offices serving customers in New York City, Long Island, and Westchester County, and the counties of Essex, Hudson, Union, Ocean, Monmouth, and Middlesex in New Jersey, New York Community Bank is the fourth largest thrift depository in its market, and now operates through eight local divisions: Queens County Savings Bank, Roslyn Savings Bank, Richmond County Savings Bank, Roosevelt Savings Bank, CFS Bank, First Savings Bank of New Jersey, Ironbound Bank, and Penn Federal Savings Bank. New York Commercial Bank currently has 27 branches serving Manhattan, Queens, Brooklyn, Westchester County, and Long Island, and ranks among the 20 largest commercial banks in New York State. Additional information about New York Community Bancorp, Inc. and its bank subsidiaries is available at www.myNYCB.com and www.NewYorkCommercialBank.com.

    CONTACT: New York Community Bancorp, Inc.
             Ilene A. Angarola, 516-683-4420
             First Senior Vice President &
             Director, Investor Relations